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                                                                    EXHIBIT 23.6

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-56635 of Tele-Communications, Inc. on Form S-3 of our report dated February 3, 1998, on the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage of Sprint Spectrum Holding Company, L.P. and subsidiaries) incorporated by reference in the Annual Report on Form 10-K of Tele-Communications, Inc. for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                                      Deloitte & Touche LLP

Kansas City, Missouri
July 10, 1998